Exhibit (d)(9)(C)

JOHN HANCOCK VARIABLE INSURANCE TRUST

Grantham, Mayo, Van Otterloo & Co. LLC

AMENDMENT (the “Amendment”) made as of this 19th day of January, 2012 to the Subadvisory Agreement dated October 17, 2005, as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended and restated.

2.	DURATION AND TERMINATION OF THE AGREEMENT

Section 7 “DURATION AND TERMINATION OF THE AGREEMENT” is amended and restated as follows:

This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. With respect to each Portfolio, the Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

3.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Variable Insurance Trust (the “Trust”) and (ii) execution of the Amendment.

2.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meaning specified in or pursuant to the Agreement.

3.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Andrew Arnott
Name: Andrew Arnott
Title: Executive Vice President

Grantham, Mayo, Van Otterloo & Co. LLC

By:	/s/ JB Kittredge
JB Kittredge
General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the following Portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio as indicated below.

1.            For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

"Portfolio Assets" shall mean the net assets of a given Portfolio managed by the Subadviser for which the fee is being calculated;

"Other Assets" shall mean, with respect to a Portfolio, the net assets of the portion of assets managed by the Subadviser of the Accounts listed below as corresponding to such Portfolio;

"Combined Assets" shall mean the sum of Portfolio Assets and Other Assets; and

"Daily Portfolio Net Assets" shall mean the net asset value of the Portfolio Assets as of the end of each day.

"Daily Combined Net Assets" shall mean the net asset value of the Combined Assets as of the end of each day.

2.            The Subadviser’s fee shall be calculated and accrued daily based upon the Daily Portfolio Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser). The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Portfolio Net Assets, and dividing by 365 (366 in a leap year).

3.            The following table shall be used to determine the Other Assets that correspond to each Portfolio:

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”

U.S. Multi Sector Trust	John Hancock U.S. Multi Sector Fund, a series of John Hancock Funds II;

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”

International Core Trust (formerly, International Stock Trust)	International Core Fund, a series of John Hancock Funds III

Large Cap Trust	Large Cap Fund, a series of John Hancock Funds II

4.            The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement with respect to each Portfolio, in each case (unless otherwise noted) based on the Daily Combined Net Assets as indicated.

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $[ ]		Second Tranche: Daily Combined Net Assets in Excess of $[ ]		Third Tranche: Daily Combined Net Assets in Excess of $[ ]

U.S. Multi Sector Trust	[ ]	%	[ ]	%	[ ]	%

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $[ ]		Second Tranche: Daily Combined Net Assets in Excess of $ [ ]		Third Tranche: Daily Combined Net Assets in Excess of $[ ]		Fourth Tranche: Daily Combined Net Assets in Excess of $[ ]		Fifth Tranche: Daily Combined Net Assets in Excess of $[ ]		Fifth Tranche: Daily Combined Net Assets in Excess of $[ ]

International Core Trust

(formerly, International Stock Trust)	[ ]	%	[ ]	%	[ ]	%	[ ]	%	[ ]	%	[ ]	%

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $[ ]		Second Tranche: Daily Combined Net Assets in Excess of $[ ]		Third Tranche: Daily Combined Net Assets in Excess of $[ ]		Fourth Tranche: Daily Combined Net Assets in Excess of $[ ]

Large Cap Trust	[ ]	%	[ ]	%	[ ]	%	[ ]	%

Unless otherwise indicated above, the “Applicable Rate” is equal to (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets. For example, using the first Portfolio above, U.S. Multi Sector Trust, if Daily Combined Net Assets were $[ ], the Applicable Rate would be [ ] = [ ]%.